As filed with the Securities and Exchange Commission on August 15, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MONARCH FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Virginia	20-4985388
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1435 Crossways Blvd., Chesapeake, Virginia	23320
(Address of Principal Executive Offices)	(Zip Code)

MONARCH FINANCIAL HOLDINGS, INC.

2014 EQUITY INCENTIVE PLAN

(Full title of the plan)

Brad E. Schwartz

Chief Executive Officer

Monarch Financial Holdings, Inc.

1435 Crossways Blvd.

Chesapeake, Virginia 23320

(Name and address of agent for service)

(757)389-5111

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $5.00 per share	1,000,000	$12.24	$12,224,000	$1,577

(1)	The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.
(2)	Pursuant to Rule 457(h), the offering price is based on the average of the high ($12.47) and low ($12.00) prices of a share of Common Stock as reported on the Nasdaq Capital Market on August 12, 2014.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof, to the extent that such documents are considered filed with the Commission:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Form 10-K”);

(2)	the portions of the Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders held on May 8, 2014 that have been incorporated by reference into the Form 10-K;

(3)	the Registrant’s Quarterly Reports on Form 10-Q, filed on May 8, 2014 and August 7, 2014;

(4)	the Registrant’s Current Reports on Form 8-K, filed January 31, 2014 (Item 8.01 only), May 9, 2014 and July 24, 2014 (Item 8.01 only); and

(5)	the description of the Registrant’s Common Stock contained in the Registrant’s Current Report on Form 8-K, filed June 6, 2006.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent that such documents are considered filed with the Commission. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Williams Mullen, counsel to the Registrant, has rendered its opinion that the Common Stock, when issued pursuant to the terms and conditions of the Monarch Financial Holdings, Inc. 2014 Equity Incentive Plan, will be validly issued, fully paid and non-assessable. Such counsel does not have a substantial interest in or connection to the Registrant or its subsidiaries requiring disclosure herein.

Item 6.	Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. To meet this standard of conduct, the Code provides that the director

3

must have conducted himself in good faith and believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interests and, in the case of other conduct, that his or her conduct was at least not opposed to its best interests. In the case of any criminal proceeding, the director must not have had reasonable cause to believe his or her conduct was unlawful. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding only if (except in cases where indemnification is mandatory, as described below) a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

Article V of the Registrant’s Articles of Incorporation provides for the elimination of personal liability of directors and officers of the Registrant to the Registrant and its shareholders for any monetary damages to the full extent permitted by the Code. In addition, Article V provides for the indemnification of persons who are or were directors or officers or were serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent with another enterprise or entity, to the full extent permitted and the in the manner prescribed by the Code. The Registrant may, by a majority vote of a quorum of disinterested directors, indemnify any other person who is or was a party to any proceeding, by reason of the fact that he is or was an employee or agent of the corporation. Article V also authorizes the Registrant to purchase insurance for itself and indemnifiable persons against any liability whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of Article V.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1	Articles of Incorporation of Monarch Financial Holdings, Inc., attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 14, 2009, incorporated by reference herein.

4.2	Articles of Amendment to the Articles of Incorporation of Monarch Financial Holdings, Inc. establishing the Series B Noncumulative Convertible Perpetual Preferred Stock, attached as Exhibit 3.2 to the Registrant’s Amendment No. 2 to Form S-1, filed with the Commission on November 25, 2009, incorporated by reference herein.

4.3	Bylaws of Monarch Financial Holdings, Inc., attached as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 6, 2006, incorporated by reference herein.

4.4	Junior Subordinated Debenture between Monarch Financial Holdings, Inc. and Wilmington Trust Company dated as of July 5, 2006, attached as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on July 10, 2006, incorporated by reference herein.

4.5	Monarch Financial Holdings, Inc. 2014 Equity Incentive Plan. *

5.1	Opinion of Williams Mullen. *

23.1	Consent of Williams Mullen (included in Exhibit 5.1). *

23.2	Consent of Yount, Hyde & Barbour, PC. *

24.0	Powers of Attorney (included on Signature Page). *

*	Filed herewith.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii	To reflect in the prospectus any facts of events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered ( if the total dollar value of securities offered would not exceed that which was registered) an any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii	To include any material information with respect to the plan of distribution no previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, the paragraphs (1)(i) and 1(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesapeake, Commonwealth of Virginia, on August 15, 2014.

MONARCH FINANCIAL HOLDINGS, INC.

By:	/S/ LYNETTE P. HARRIS

Lynette P. Harris

Executive Vice President and Chief Financial Officer

(On behalf of the Company and as principal financial

officer and principal accounting officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Brad E. Schwartz and Lynette P. Harris, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his and her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, of any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ LAWTON H. BAKER	August 15, 2014
Lawton H. Baker, Director

/s/ JEFFREY F. BENSON	August 15, 2014
Jeffrey F. Benson, Director

/s/ JOE P. COVINGTON, JR.	August 15, 2014
Joe P. Covington, Jr., Director

/s/ E. NEAL CRAWFORD, JR.	August 15, 2014
E. Neal Crawford, Jr., President and Director

/s/ VIRGINIA S. CROSS	August 15, 2014
Virginia S. Cross, Director

/s/ TAYLOR B. GRISSOM	August 15, 2014
Taylor B. Grissom, Director

/s/ WILLIAM T. MORRISON	August 15, 2014
William T. Morrison, Executive Vice President and Director

/s/ ROBERT M. OMAN	August 15, 2014
Robert M. Oman, Director

/s/ ELIZABETH T. PATTERSON	August 15, 2014
Elizabeth T. Patterson, Director

/s/ DWIGHT C. SCHAUBACH	August 15, 2014
Dwight C. Schaubach, Director

/s/ BRAD E. SCHWARTZ	August 15, 2014
Brad E. Schwartz, Director, Chief Executive Officer (as principal executive officer)

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description of Exhibit

4.1	Articles of Incorporation of Monarch Financial Holdings, Inc., attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 14, 2009, incorporated by reference herein.

4.2	Articles of Amendment to the Articles of Incorporation of Monarch Financial Holdings, Inc. establishing the Series B Noncumulative Convertible Perpetual Preferred Stock, attached as Exhibit 3.2 to the Registrant’s Amendment No. 2 to Form S-1, filed with the Commission on November 25, 2009, incorporated by reference herein.

4.3	Bylaws of Monarch Financial Holdings, Inc., attached as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 6, 2006, incorporated by reference herein.

4.4	Junior Subordinated Debenture between Monarch Financial Holdings, Inc. and Wilmington Trust Company dated as of July 5, 2006, attached as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on July 10, 2006, incorporated by reference herein.

4.5	Monarch Financial Holdings, Inc. 2014 Equity Incentive Plan. *

5.1	Opinion of Williams Mullen. *

23.1	Consent of Williams Mullen (included in Exhibit 5.1). *

23.2	Consent of Yount, Hyde & Barbour, PC. *

24.0	Powers of Attorney (included on Signature Page). *